Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
(631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS FIRST QUARTER 2012 RESULTS

Growth in Loans, Core Deposits and Net Income

(Bridgehampton, NY – April 23, 2012)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank, today announced net income and earnings per share for the first quarter of 2012. Highlights of the Company’s financial results for the quarter include:

•	Net income of $2.9 million and $.35 per share for the quarter, a 36% increase in net income over 2011.

•	Returns on average assets and equity of .88% and 11.52%, respectively.

•	Net interest income of $11.4 million, an increase of $1.6 million over 2011, with a net interest margin of 3.70%.

•	Total assets of $1.39 billion at March 2012, 29% higher than March 2011.

•	Loan growth of $121 million or 23%, compared to March 2011.

•	Deposits of $1.20 billion, a 24% increase compared to the first quarter of 2011.

•	Continued solid asset quality metrics and reserve coverage.

•	Tier 1 Capital increased by $40 million or 49% from March 2011.

•	Declared quarterly dividend of $.23 per share.

“These record results and the Company’s substantial growth reflect our staff’s successful efforts in executing our community banking model. We increased revenue and income by leveraging market opportunities, increasing deposits, and carefully deploying these funds as loans for new and existing customers, while still delivering high levels of customer service efficiently. For over 100 years this has been our business strategy and we believe, if effectively managed, it remains a viable formula for a successful community bank,” commented Kevin M. O’Connor, President and CEO, Bridge Bancorp, Inc.

Net Earnings and Returns

Net income for the quarter ended March 2012 was $2.9 million or $.35 per share, compared to $2.2 million or $.34 per share, for the same period in 2011. The Company’s net income and earnings per share for the 2011 first quarter includes $0.2 million in acquisition costs, net of tax, associated with the Hamptons State Bank (“HSB”) merger, which closed in May 2011.

The increase in net income reflects growth in net interest income and securities gains, partially offset by higher non interest expense. Earnings per share for the quarter ended March 2012, reflects the higher share count associated with the $24 million in capital raised in the fourth quarter of 2011.

Growth in interest earning assets generated higher quarterly net interest income.  Average earning assets increased by 28% or $282.8 million compared to the first quarter of 2011.  This growth is coincident with a net interest margin decline to 3.70% from 4.14% in the first quarter of 2011. The margin decline is attributable to historically low market interest rates on repricing assets and liabilities offsetting strong deposit growth and higher loan demand. The provision for loan losses was $0.8 million for the quarter; $0.1 million higher than the comparable 2011 quarter due primarily to loan portfolio growth.  In the 2012 first quarter, total non interest income, excluding net securities gains, increased 16%.  During the quarter, certain securities were sold at a gain of $0.3 million with the proceeds utilized to pay off higher rate borrowings.  The $0.8 million increase in non interest expense included $0.2 million in costs associated with the aforementioned extinguishment of debt.  Although expenses have increased in 2012, the Company’s efficiency ratio improved to 61.0% from 63.7% in the first quarter of 2011.

“The revenue improvements were driven by growth in our loan and investment portfolios offsetting the impact of lower rates. We continue to expand and develop customer relationships generating core deposit growth in both new and existing markets. Our higher capital level allows us to expand and fund new loans, generating incremental revenue to offset higher costs associated with credit and investments in new branches, technology and staff,” noted Mr. O’Connor.

Balance Sheet and Asset Quality

Total assets of $1.39 billion at quarter end were $311.4 million higher than the March 2011 level of $1.07 billion, reflecting strong organic growth and, to a lesser extent, the May 2011 HSB acquisition. Loans increased $120.5 million or 23%, while investment securities increased $218.7 million or 47%.  Growth was funded principally by deposits, which ended the first quarter at $1.2 billion, including $318.5 million of demand deposits. Additionally, as part of a strategy to deploy excess capital, borrowings were increased and the additional funding was used to purchase investment securities.  Finally, the $2.3 million in non-performing loans held for sale at December 2011 were sold in January 2012 without generating a gain or loss during the quarter.

Asset quality measures improved as non-performing assets (“NPA”) at March 2012 declined 55% to $3.4 million from $7.5 million at March 2011, and currently non-performing loans represent only 0.53% of total loans, compared to 1.43% at March 2011.  The allowance for loan losses at March 31, 2012 increased $2.3 million to $11.3 million, compared to March 2011. The allowance as a percentage of total loans was 1.76% at March 2012, compared to 1.72% at March 2011.

“These current asset quality metrics remain well above peers and reflect our adherence to disciplined and prudent underwriting standards,” commented Mr. O’Connor.

Stockholders’ equity grew $43.1 million to $110.0 million at March 2012 compared to $66.9 million in March 2011. The increase reflects the capital raised in 2011 through stock offerings, the HSB transaction and the Dividend Reinvestment Plan, as well as continued earnings growth, net of dividends.  Overall, Tier 1 Capital increased to $121.7 million or 49% higher than the March 2011 level.  The

Company’s capital ratios exceed all regulatory minimums and the Bank continues to be classified as well capitalized.

Challenges & Opportunities

“The challenges for our industry and our Company are obvious: the economy and its impact on our customers and credit costs, market interest rates and their impact on margins and capital, the regulatory environment and its impact on revenue and expenses, and finally competition, both current and prospective, and its potential to profoundly challenge our current business model,” noted Mr. O’Connor.

“Our opportunities are the by-product of these challenges.  We have to maintain our stringent underwriting standards and diligently monitor credit concentrations and exposures as we grow.  We need to prudently price all products and structure our balance sheet for the eventuality of higher rates. We will seek new sources of revenue while monitoring expenditures and identifying opportunities to achieve efficiencies.  Finally, we must capitalize on current competitors’ dislocations and distractions while investing in infrastructure and technology to be prepared for the evolving competitive landscape.

“Our strategic goals reflect this assessment and these tenets remain the basis for implementing the tactical initiatives of our business plan. They are considered in credit decisions, loan pricing and setting deposit rates.  They determine staffing levels in branches, operations and compliance related initiatives. They factor into our investments in businesses to produce other sources of revenue.  We remain committed to branch based banking and during the second quarter we will be opening our 21st branch, in Ronkonkoma, near MacArthur Airport, a regional transportation hub in our market place. We continue to assess opportunities for additional branch expansion in contiguous markets. We also expect to roll out our new electronic banking platform in the second half of this year. This will allow us to enhance the delivery of current technology, and more importantly, effectively deliver the next generation of products and services to our existing and new customer base.

“Finally, we are proud to again be ranked by SNL as one of the top 100 banks in the country in terms of financial performance and in fact, we were ranked 2nd in New York State and the only bank in the State to repeat,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $1.4 billion, and a primary market area of Suffolk County, Long Island, operates 20 retail branch locations. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,”  “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the  consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; a failure to realize or an unexpected delay in realizing, the growth opportunities and cost savings anticipated from the Hamptons State Bank merger; an unexpected increase in operating costs, customer losses and business disruptions  following the Hamptons State Bank merger; expanded regulatory requirements as a result of the Dodd-Frank Act, which could adversely affect operating results; and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	March 31,	December 31,	March 31,
	2012	2011	2011
ASSETS
Cash and Due from Banks	$18,427	$25,921	$14,320
Interest Earning Deposits with Banks	5,630	53,625	40,351
Total Cash and Cash Equivalents	24,057	79,546	54,671

Securities Available for Sale, at Fair Value	507,011	441,439	325,964
Securities Held to Maturity	178,301	169,153	141,348
Total Securities	685,312	610,592	467,312

Securities, Restricted	2,020	1,660	1,284

Loans Held for Sale	—	2,300	—

Loans Held for Investment	643,184	612,143	522,674
Less: Allowance for Loan Losses	(11,316)	(10,837)	(9,015)
Loans, net	631,868	601,306	513,659
Premises and Equipment, net	24,428	24,171	23,457
Goodwill and Other Intangible Assets	2,332	2,350	—
Accrued Interest Receivable and Other Assets	16,321	15,533	14,524
Total Assets	$1,386,338	$1,337,458	$1,074,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$318,520	$321,496	$247,949
Savings, NOW and Money Market Deposits	706,228	683,863	586,539
Certificates of Deposit of $100,000 or more	135,497	140,578	91,116
Other Time Deposits	42,237	42,248	40,342
Total Deposits	1,202,482	1,188,185	965,946
Federal Funds Purchased and Repurchase Agreements	47,538	16,897	16,332
Junior Subordinated Debentures	16,002	16,002	16,002
Other Liabilities and Accrued Expenses	10,339	9,387	9,698
Total Liabilities	1,276,361	1,230,471	1,007,978
Total Stockholders’ Equity	109,977	106,987	66,929
Total Liabilities and Stockholders’ Equity	$1,386,338	$1,337,458	$1,074,907

Selected Financial Data:

Tangible Book Value Per Share	$12.70	$12.54	$10.44

Capital Ratios
Total Capital (to risk weighted assets)	15.7%	16.2%	13.6%
Tier 1 Capital (to risk weighted assets)	14.5%	15.0%	12.3%
Tier 1 Capital (to average assets)	9.1%	9.3%	7.8%

Asset Quality
Non-performing loans	$3,383	$4,161	$7,471
Real estate owned	—	—	—
Non-performing assets	$3,383	$4,161	$7,471

Non-performing loans/Total loans	0.53%	0.68%	1.43%
Allowance/Non-performing loans	334.50%	260.44%	120.67%
Allowance/Total loans	1.76%	1.77%	1.72%
Allowance/Originated loans	1.85%	1.87%	1.72%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of  Income  (unaudited)

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2012	2011

Interest Income	$13,298	$11,596
Interest Expense	1,898	1,812
Net Interest Income	11,400	9,784
Provision for Loan Losses	825	700
Net Interest Income after Provision for Loan Losses	10,575	9,084
Other Non Interest Income	1,458	1,250
Title Fee Income	223	204
Net Securities Gains	272	—
Total Non Interest Income	1,953	1,454
Salaries and Benefits	5,111	4,175
Acquisition Costs	—	233
Amortization of Core Deposit Intangible	18	—
Cost of Extinguishment of Debt	158	—
Other Non Interest Expense	2,934	3,000
Total Non Interest Expense	8,221	7,408
Income Before Income Taxes	4,307	3,130
Provision for Income Taxes	1,368	970
Net Income	$2,939	$2,160
Basic Earnings Per Share	$0.35	$0.34
Diluted Earnings Per Share	$0.35	$0.34

Selected Financial Data:

Return on Average Total Assets	0.88%	0.83%
Return on Average Stockholders’ Equity	11.52%	13.64%
Net Interest Margin	3.70%	4.14%
Efficiency Ratio	60.95%	63.72%
Operating Expense as a % of Average Assets	2.45%	2.85%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Three months ended March 31,
	2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
(In thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$617,718	$9,522	6.20%	$502,019	$7,955	6.43%
Securities	624,011	4,129	2.66	463,543	4,010	3.51
Federal funds sold	—	—	—	—	—	—
Deposits with banks	36,759	24	0.26	30,130	18	0.24
Total interest earning assets	1,278,488	13,675	4.30	995,692	11,983	4.88
Non interest earning assets:
Other Assets	69,048			58,051
Total assets	$1,347,536			$1,053,743

Interest bearing liabilities:
Deposits	$899,373	$1,446	0.65%	$709,086	$1,336	0.76%
Federal funds purchased and repurchase agreements	16,308	111	2.74	17,144	134	3.17
Federal Home Loan Bank term advances	—	—	—	—	—	—
Junior Subordinated Debentures	16,002	341	8.57	16,002	342	8.67
Total interest bearing liabilities	931,683	1,898	0.82	742,232	1,812	0.99
Non interest bearing liabilities:
Demand deposits	306,543			242,406
Other liabilities	6,661			4,895
Total liabilities	1,244,887			989,533
Stockholders’ equity	102,649			64,210
Total liabilities and stockholders’ equity	$1,347,536			$1,053,743

Net interest income/interest rate spread		11,777	3.48%		10,171	3.89%

Net interest earning assets/net interest margin	$346,805		3.70%	$253,460		4.14%

Less: Tax equivalent adjustment		(377)			(387)

Net interest income		$11,400			$9,784